     As filed with the Securities and Exchange Commission on March 7, 1996

                                                      REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

    MCN INVESTMENT CORPORATION               MCN CORPORATION
 As Issuer and Registrant of Debt      As Issuer and Registrant of
             Securities                        Obligations
   (Exact name of registrant as       Pursuant to Support Agreement
     specified in its charter)        (Exact name of registrant as
                                        specified in its charter)
             MICHIGAN                           MICHIGAN
  (State or other jurisdiction of    (State or other jurisdiction of
   Incorporation or organization)    Incorporation or organization)
            38-2663964                         38-2820658
  (I.R.S. Employer Identification    (I.R.S. Employer Identification
                No.)                              No.)
 150 W. JEFFERSON AVE., SUITE 1800         500 GRISWOLD STREET
      DETROIT, MICHIGAN 48226            DETROIT, MICHIGAN 48226
          (313) 256-5500                     (313) 256-5500
 (Address, including zip code, and  (Address, including zip code, and
    telephone number, including        telephone number, including
    area code, of registrant's         area code, of registrant's
    principal executive office)        principal executive office)

                            DANIEL L. SCHIFFER, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                MCN CORPORATION
                              500 GRISWOLD STREET
                            DETROIT, MICHIGAN 48226
                                 (313) 256-5500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                    Copy To:

                             WILLIAM S. LAMB, ESQ.
                     LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.
                              125 WEST 55TH STREET
                         NEW YORK, NEW YORK 10019-5389
                                 (212) 424-8000
                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time as determined by market conditions after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                                PROPOSED MAXIMUM PROPOSED MAXIMUM
OF SECURITIES                       AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
TO BE REGISTERED                     REGISTERED       PER UNIT(1)    OFFERING PRICE  REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Debt Securities...................   $500,000,000        100%         $500,000,000       $172,414
Obligations Pursuant to the
  Support Agreement...............        (2)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) No separate consideration will be received for the obligations pursuant to the Support Agreement.
                         ------------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MARCH 7, 1996

PROSPECTUS

                                  $500,000,000

                           MCN INVESTMENT CORPORATION

                                DEBT SECURITIES

               ENTITLED TO THE BENEFITS OF A SUPPORT AGREEMENT BY

                                      LOGO
                            ------------------------

     MCN Investment Corporation, a Michigan Corporation ("MCN Investment" or the "Company"), may offer, from time to time, its unsecured notes, debentures, or other unsecured evidence of indebtedness (the "Debt Securities"), in one or more series, in an aggregate principal amount of up to $500,000,000. Debt Securities may be issued in registered form without coupons or in the form of one or more global securities (each a "Global Security"). The Debt Securities are entitled to the benefits of the Support Agreement between MCN Investment and its parent company, MCN Corporation ("MCN"), whereby MCN will provide funds to MCN Investment to pay principal, premium, if any, and interest on the Debt Securities in the event of default by MCN Investment. See "Description of Debt Securities" and "Support Agreement."

     When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by or sold through, underwriters, agents or dealers and the compensation of such underwriters, agents or dealers, any listing of the Debt Securities on a securities exchange and other terms in connection with the offering and sale of such Debt Securities.

     MCN Investment may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. See "Plan of Distribution." Underwriters may include Merrill Lynch & Co. (Merrill Lynch, Pierce, Fenner & Smith Incorporated) or such other underwriter or underwriters as may be designated by MCN Investment, or an underwriting syndicate represented by one or more of such firms. Such firms may also act as agents. The Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the proceeds to MCN Investment from such sales.

     The Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement applicable to the Debt Securities being sold.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                 TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

              The date of this Prospectus is              , 1996.

                             AVAILABLE INFORMATION

     MCN is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information concerning MCN can be inspected and copied at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., on which MCN's common stock is traded, at 20 Broad Street, New York, New York 10005.

     MCN Investment and MCN have filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to MCN Investment, MCN and the Debt Securities. Material provisions of the documents filed as exhibits to the Registration Statement or otherwise filed with the SEC or incorporated by reference are contained herein. Reference is made to the copy of such document so filed for a more complete description of the matter involved.

     MCN Investment will not file, as a separate registrant, the periodic reports required by Sections 13 and 15(d) of the 1934 Act because management has determined that separate financial statements of MCN Investment are not material to holders of the Debt Securities. MCN Investment does not intend to issue any periodic or other reports to holders of the Debt Securities. MCN's consolidating financial statements, concerning MCN Investment, Michigan Consolidated Gas Company ("MichCon"), and MCN and other subsidiaries, currently are included in the footnotes to MCN's consolidated financial statements and will continue to be included for as long as the Debt Securities remain outstanding and are subject to the Support Agreement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by MCN (File No. 1-10070) with the SEC pursuant to the 1934 Act are incorporated by reference herein and made a part hereof:

     1. Annual Report on Form 10-K, for the year ended December 31, 1995.

     2. Current Reports on Form 8-K, dated January 10, 1996 and February 6,
        1996.

     All documents filed by MCN pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the termination of the offering of the Debt Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus, or in any Prospectus Supplement, to the extent that a statement contained in this Prospectus or in any Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     MCN undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to: Investor Relations, MCN Corporation, 500 Griswold Street, Detroit, Michigan 48226; telephone 1-800-548-4655.

                                MCN CORPORATION

     MCN is a diversified natural gas holding company. Its principal operating subsidiaries are MichCon, a natural gas distribution and intrastate transmission company; and MCN Investment, a holding company with subsidiaries involved in exploration and production, gas gathering and processing, gas storage, gas marketing and cogeneration and computer operations services. MCN, a Michigan corporation organized in 1988, is exempt from most provisions of the Public Utility Holding Company Act of 1935.

     MCN's major business segments are Gas Distribution and, within MCN Investment's Diversified Energy group, Gas Services and Computer Operations Services.

     GAS DISTRIBUTION operates the largest natural gas distribution and intrastate transmission system in Michigan and one of the largest in the United States. This segment includes the following companies:

          MichCon -- A Michigan corporation organized in 1898 that, with its predecessors, has been in business for nearly 150 years. MichCon is a public utility, engaged in the distribution and transmission of natural gas in the State of Michigan serving over 1.2 million residential, commercial and industrial customers.

          Citizens Gas Fuel Company -- A Michigan corporation organized in 1951 that, with its predecessors, has been in business for more than 135 years. Citizens is a gas utility that conducts all of its business in the State of Michigan serving 13,000 residential, commercial and industrial customers.

     The mailing address of MCN's principal executive office is 500 Griswold Street, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

                           MCN INVESTMENT CORPORATION

     MCN Investment, a wholly-owned subsidiary of MCN, is a subsidiary holding company for MCN's Diversified Energy group. MCN Investment operates under the two major business segments described below.

     GAS SERVICES is an integrated energy group with investments in: Exploration and Production, Gas Gathering and Processing, Gas Storage and Gas Marketing and Cogeneration.

     COMPUTER OPERATIONS SERVICES is a leading provider of computer outsourcing services in the United States. The Genix Group provides computer management, data processing and related services to approximately 100 corporate clients.

     The mailing address of MCN Investment's principal executive office is 150
W. Jefferson Avenue, Suite 1800, Detroit, Michigan 48226, and its telephone number is (313) 256-5500.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated.

                                                                       YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                 1995    1994    1993    1992    1991
                                                                 ----    ----    ----    ----    ----
MCN Investment(1).............................................   1.50    1.52    1.74    2.45    0.95(2)
MCN(1)........................................................   2.51    2.64    3.04    2.74    2.08

-------------------------
(1) The Ratios of Earnings to Fixed Charges are based on earnings from operations. "Earnings" consist of the pre-tax income of majority-owned and 50%-owned companies adjusted to include any income actually received from less than 50% owned companies, plus fixed charges, less interest capitalized during the period for nonutility companies and less, in the case of MCN, the preferred stock dividend requirements of MichCon included in fixed charges but not deducted in the determination of pre-tax income. "Fixed Charges" represent (a) interest (whether expensed or capitalized),
     (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) in the case of MCN, the preferred securities dividend requirements of subsidiaries (MichCon and MCN Michigan Limited Partnership), increased to reflect the pre-tax earnings requirement for MichCon.

(2) Earnings for the year ended December 31, 1991 were not adequate to cover fixed charges. The amount of the coverage deficiency was $388,000.

                                USE OF PROCEEDS

     MCN Investment intends to add the net proceeds from the sale of the Debt Securities to its general funds, to be used for general corporate purposes, which may include capital expenditures, investment in subsidiaries, working capital, repayment of debt and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities may be issued, from time to time, in one or more series. Debt Securities will be issued under an Indenture, dated as of September 1, 1995 (the "Indenture"), between the Company and NBD Bank ("NBD"), as trustee (the "Trustee"). NBD is a wholly-owned subsidiary of First Chicago NBD Corporation. A copy of the Indenture is incorporated by reference as an exhibit to this Registration Statement.

     The following summary contains material provisions of the Debt Securities and the Indenture. For a complete description of all the provisions of the Indenture, including the definitions therein of certain terms, reference is made to the Indenture incorporated by reference as an exhibit to this Registration Statement. Certain capitalized terms herein are defined in the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of the Company.

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder, from time to time, in one or more series. The Indenture does not contain any debt covenants or provisions which would afford bondholders protection in the event of a highly leveraged transaction.

     Reference is made to the Prospectus Supplement relating to the Debt Securities being offered (the "Offered Debt Securities") for, among other things, the following terms thereof: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest or the method by which such rate or rates shall be determined and the date from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) the dates, if any, on which, and the price or prices at which, the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of such sinking funds; (7) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; and (8) any other terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture). For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Place of Payment, provided that, at the option of the Company, payment of interest may be made by check mailed, or wire transfer, to the address of the person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     For purposes of the description of the Debt Securities, certain defined terms have the following meanings:

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses
(i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Capitalized Lease Obligations" means an obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with such principles.

     "Project Finance Indebtedness" means Indebtedness of a Subsidiary (other than a Utility and other than the Company) secured by a Lien on any property, acquired, constructed or improved by such Subsidiary after the date of the Indenture which Lien is created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement, or on any property existing at the time of acquisition thereof; provided that such a Lien shall not apply to any property theretofore owned by any such Subsidiary other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located; and provided further that such Indebtedness, by its terms, shall limit the recourse of any holder of such Indebtedness (or trustee on such holder's behalf) in the event of any default in such Indebtedness to the assets subject to such Liens and the capital stock of the Subsidiary issuing such Indebtedness. Notwithstanding the foregoing, Project Finance Indebtedness shall include all Indebtedness that would constitute Project Finance Indebtedness but for the fact that such Indebtedness was issued prior to the date of this Indenture and taking into account the fact that the property subject to the Lien may have been acquired prior to the date of this Indenture.

     The Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

THE TRUSTEE

     NBD is the Trustee under the Indenture. NBD is also the Trustee under MCN's Senior and Subordinated Indentures. NBD has extended lines of credit to various subsidiaries of MCN. MCN and various of its subsidiaries maintain bank accounts and have other customary banking relationships with NBD in the ordinary course of business. In addition, various MCN subsidiaries, including MCN Investment borrow money from NBD. Mr. Thomas H. Jeffs II, President and Chief Operating Officer of NBD, serves as a Director of MCN. Mr. Alfred R. Glancy III, Chairman, President and Chief Executive Officer of MCN, serves as a Director of NBD.

RESTRICTIONS

     The Indenture provides that neither the Company nor MCN shall consolidate with, merge with or into any other corporation (whether or not the Company or MCN, as the case may be, shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless: (1) either the Company or MCN, as the case may be, shall be the continuing Person or the Person (if other than the Company or MCN) formed by such consolidation or with which or into which the Company or MCN is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company or MCN are sold, assigned, transferred or leased is a corporation (or constitute corporations) organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, in the case of the Company, by an indenture supplemental to the Indenture, all the obligations of the Company under the Debt Securities and the Indenture, executed and delivered to the Trustee in form satisfactory to the Trustee; and in the case of MCN, the performance of every covenant of the Indenture on the part of MCN, as applicable, and all the obligations under the Support Agreement to be performed or observed; (2) immediately before and after giving effect to such transaction or series of transactions, no Event of Default, and no Default, with respect to the Debt Securities shall have occurred and be continuing; and (3) the Company or MCN, as applicable, shall have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Indenture. Each of the Company and MCN covenants and agrees in the Indenture that if, upon its consolidation with or merger into any other corporation, or upon any consolidation or merger of any other corporation with or into it, or upon any sale or conveyance of all or substantially all of its property and assets to any other corporation, any of its property or any property of any Subsidiary or any Indebtedness issued by any Subsidiary owned by it or by any other Subsidiary immediately prior thereto would thereupon become subject to any mortgage, security interest, pledge, lien or other encumbrance not permitted by the Indenture, prior to or concurrently with such consolidation, merger, sale or conveyance, it will effectively secure the Securities then Outstanding issued under the Indenture (equally and ratably with (or prior to) any other Indebtedness of or guaranteed by it or such Subsidiary then entitled thereto) by a direct lien, on such of its property or such property of a Subsidiary or such other Indebtedness issued by a Subsidiary, prior to all liens other than any theretofore existing thereon.

     The Indenture also provides that neither the Company nor MCN will, nor will MCN permit any Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the property of the Company, MCN or any of their Subsidiaries, except: (i) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books; (ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books; (iii) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (iv) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company, MCN or their Subsidiaries, as the case may be; (v) Liens on the capital stock, partnership interest, or other evidence of ownership of any Subsidiary or such Subsidiary's assets that secure Project Finance Indebtedness for such Subsidiary; (vi) Liens arising in connection with first mortgage bonds issued by any Significant Subsidiary pursuant to any first mortgage indenture in effect as of the date of the Indenture, as such indenture may be supplemented from time to time; (vii) purchase money liens upon or in property now owned or hereafter acquired in the ordinary course of business (consistent with the Company's or MCN's business practices, as the case may be) to secure (A) the purchase price of such property or (B) Indebtedness incurred solely for the purpose of financing the acquisition, construction, or improvement of any such property to be subject to such liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals, or replacements of any of the foregoing for the same or a lesser amount; provided that no such lien shall extend to or cover any property other than the property being acquired, constructed, or improved and replacements, modifications, and proceeds of such property, and no such extension, renewal, or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed, or replaced; (viii) Liens existing on the date Debt Securities are first issued; and (ix) Liens for no more than 90 days arising from a transaction involving accounts receivable of the Company or MCN, as the case may be (including the sale of such accounts receivable), where such accounts receivable arose in the ordinary course of the Company's or MCN's business, as the case may be.

     The Indenture provides that neither the Company nor MCN will, nor will they permit any Subsidiary to, enter into any arrangement with any lender or investor (other than the Company, MCN or a Subsidiary), or to which such lender or investor (other than the Company, MCN or a Subsidiary) is a party, providing for the leasing by the Company, MCN or such Subsidiary for a period, including renewals, in excess of three years of any real property located within the United States which has been owned by the Company, MCN or such Subsidiary, as the case may be, for more than six months and which has been or is to be sold or transferred by the Company, MCN or such Subsidiary, as the case may be, to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either (a) the Company, MCN or such Subsidiary, as the case may be, could create Indebtedness secured by a lien consistent with the restrictions set forth in the foregoing paragraph on the real property to be leased in an amount equal to the Value of such transaction without equally and ratably securing the Debt Securities or (b) the Company or MCN, as the case may be, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such arrangement or (ii) the fair market value of the real property so leased to the retirement of Debt Securities and other obligations of the Company or MCN, as the case may be, ranking on a parity with the Debt Securities. Debt Securities rank pari passu with other unsecured indebtedness.

EVENTS OF DEFAULT AND NOTICE THEREOF

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (1) failure to pay interest on any Debt Security of that series when due and payable, continued for 30 days; (2) failure to pay the principal of (or premium, if any, on) any Debt Security of that series when due and payable at Maturity, upon redemption or otherwise; (3) failure to observe or perform any other covenant, warranty or agreement of the Company or MCN contained in the Debt Securities of that series, the Indenture or the Support Agreement (other than a covenant, agreement or warranty included in the Indenture solely for the benefit of Debt Securities other than that series), continued for a period of 60 days after notice has been given to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series; (4) failure to pay at final maturity, or acceleration of, Indebtedness of the Company, MCN or a Subsidiary (but excluding Project Finance Indebtedness and certain other gas and oil reserve-based financing with limited recourse to MCN as described below) having an aggregate principal amount of more than 1% of the consolidated total assets of MCN (determined as of its most recent fiscal year-end), unless cured within 10 days after notice has been given to the Company by the Trustee or Holders of at least 10% in aggregate principal amount of the Outstanding Debt Securities of that series; (5) certain events of bankruptcy, insolvency or reorganization relating to the Company, MCN or a Significant Subsidiary; and (6) any other Event of Default with respect to Debt Securities of that series specified in the

Prospectus Supplement relating thereto or Supplemental Indenture under which such series of Debt Securities is issued. As noted in (4) above, it will not be an Event of Default under the Indenture if a default occurs in certain gas and oil reserve-based financing of Supply Development Group, Inc. (a Subsidiary of the Company) or its Subsidiaries if the obligations of MCN and its Subsidiaries with respect to such Indebtedness (other than Supply Development Group, Inc. and its Subsidiaries) are limited to (i) payments with respect to Section 29 tax credits, (ii) payments with respect to certain material contracts of the borrower (generally limited to gas and oil supply contracts and gas and oil hedging contracts) and (iii) certain environmental obligations of the borrowers. As of December 31, 1995, $100,000,000 of such gas and oil reserve-based Indebtedness was outstanding. From time to time, MCN or its Subsidiaries may establish additional similar reserve-based credit facilities with respect to which a default would not result in an Event of Default under the Indenture.

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to Debt Securities of any series, give the Holders of Debt Securities of that series notice of all uncured Defaults or Events of Default known to it (the term "Default" includes any event which after notice or passage of time or both would be an Event of Default); provided, however, that, except in the case of an Event of Default or a Default in payment on any Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of Debt Securities of that series.

     If an Event of Default with respect to Debt Securities of any series (other than due to events of bankruptcy, insolvency or reorganization) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series, by notice in writing to the Company (and to the Trustee if given by the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series), may declare the unpaid principal of and accrued interest to the date of acceleration on all the Outstanding Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Outstanding Debt Securities of that series shall become immediately due and payable.

     If an Event of Default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the Outstanding Debt Securities of any series will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Debt Security of that series.

     The Indenture provides that the Company shall periodically file statements with the Trustee regarding compliance by the Company with certain of the respective covenants thereof and shall specify any Event of Default or Defaults with respect to Debt Securities of any series, in performing such covenants, of which the signers may have knowledge.

MODIFICATION OF INDENTURE; WAIVER

     The Indenture may be modified by the Company and the Trustee without the consent of any Holders with respect to certain matters, including (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture and (ii) to make any change that does not materially adversely affect the interests of any Holder of Debt Securities of any series. In addition, under the Indenture, certain rights and obligations of the Company and the rights of Holders of the Debt Securities may be modified by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; but no extension of the maturity of any Debt Securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any Holder of Debt Securities of any series, other modification in the terms of payment of the principal of, or interest on, any Debt Securities of any series, or reduction of the percentage required for modification, will be effective against any Holder of any Outstanding Debt Security of any series affected thereby without the Holder's consent. The Indenture does not limit the aggregate amount of Debt Securities of the Company which may be issued thereunder.

     The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Indenture. The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past Event of Default or Default under the Indenture with respect to that series, except an Event of Default or a Default in the payment of the principal of, or premium, if any, or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

DEFEASANCE

     The Company may terminate its substantive obligations in respect of Debt Securities of any series (except for its obligations to pay the principal of (and premium, if any, on) and the interest on the Debt Securities of that series) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations sufficient to pay all remaining indebtedness on the Debt Securities of that series, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the Holders of the Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and (iii) complying with certain other requirements set forth in the Indenture.

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities (as such term is defined below) that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement. The term "Global Security", when used with respect to any series of Debt Securities, means a Debt Security that is executed by the Company and authenticated and delivered by the Trustee to the Depositary or pursuant to the Depositary's instruction, which shall be registered in the name of the Depositary or its nominee and which shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, all of the outstanding Debt Securities of such series or any portion thereof, in either case having the same terms, including, without limitation, the same original issue date, date or dates on which principal is due, and interest rate or method of determining interest.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

                               SUPPORT AGREEMENT

     The Support Agreement between the Company and MCN provides that, during the term thereof, (i) MCN will own all of the voting stock of the Company, (ii) MCN will cause the Company to have at all times a positive net worth (net assets, less intangible assets, if any), as determined in accordance with generally accepted accounting principles and (iii) if the Company is unable to make timely payment of principal of, or any premium or interest on, any Debt (as defined below) issued by the Company, MCN will, at the request of the Company or any Lender (as defined below), provide funds to the Company to make such payments. The Support Agreement also provides that any Lender to the Company shall have the right to demand that the Company enforce its rights against MCN under the Support Agreement as described in the previous sentence, and in the event that the Company fails to require MCN to perform such obligations or the Company defaults in the timely payment of principal of, or any premium or interest on, any Debt owed to a Lender, such Lender may proceed directly against MCN to enforce the Company's rights against MCN under the Support Agreement or to obtain payment of such defaulted principal, premium or interest owed to such Lender.

     The Support Agreement provides that in no event may any Lender, on default of the Company or MCN or upon failure by the Company or MCN to comply with the Support Agreement, have recourse to or against the stock or assets of MichCon, or any interest of the Company or MCN therein. Notwithstanding this limitation, the Support Agreement provides that funds available to MCN to satisfy any obligations under the Support Agreement will include cash dividends paid by MichCon to MCN. In addition to the cash dividends paid to MCN by any of its subsidiaries, the assets of MCN other than the stock and assets of MichCon are available as recourse to holders of the Company's Debt. The carrying value of such assets reflected in MCN's balance sheet on an unconsolidated basis, at December 31, 1995 is approximately $300 million. The term "Debt" is defined in the Support Agreement as debt securities or other obligations, and includes the Debt Securities. The term "Lender" is defined in the Support Agreement as any person, firm, corporation or other entity to which the Company is indebted for money borrowed or to which the Company otherwise owes any Debt or which is acting as trustee or authorized representative on behalf of such person, firm, corporation or other entity. The Indenture provides that each Holder of a Debt Security, as well as the Trustee, shall be considered a "Lender" for purposes of the Support Agreement.

     Funds to repay the Debt Securities at maturity pursuant to the Support Agreement would come from earnings in the form of dividends paid to MCN by MichCon and MCN's other subsidiaries, the earnings of other businesses of MCN and its subsidiaries, or the proceeds of financing transactions.

     The Support Agreement provides that MCN will not take any action (or refrain from taking any action) to the extent that such action or inaction would cause a default in the performance or breach of any term or provision of the Indenture, or any Debt outstanding under the Indenture, and MCN will comply with all covenants and provisions of the Indenture applicable to it as if it were a party to the Indenture.

     The Support Agreement may be amended or terminated at any time by agreement of MCN and the Company, provided that (i) no amendment regarding the terms described above may be made unless all Lenders consent in advance and in writing to such amendment, (ii) no amendment regarding any other term of the Support Agreement may be made in a manner that adversely affects the rights of Lenders unless all affected Lenders consent in advance and in writing to such amendment and (iii) no termination shall be effective until such time as all Debt (including the Debt Securities) shall have been paid in full.

                             VALIDITY OF SECURITIES

     The validity of the Debt Securities and obligations under the Support Agreement of MCN will be passed upon by Daniel L. Schiffer, Esq., Senior Vice President, General Counsel and Secretary of MCN Corporation, and for any agents or underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Mr. Schiffer is a full-time employee and officer of MCN and owns 24,491 shares of MCN Common Stock as of February 26, 1996. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to MCN and the Company.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from MCN's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by DELOITTE & TOUCHE LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     MCN's Annual Report on Form 10-K for the year ended December 31, 1995, includes various oil and gas reserve information summarized from reports prepared by the independent petroleum consultants Ryder Scott Company; Miller and Lents, Ltd.; Lee Keeling & Associates, Inc. and S.A. Holditch & Associates, Inc. This reserve information and related schedules have been incorporated herein by reference in reliance upon such reports given upon the authority of said firms as experts in oil and gas reserve estimation.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) to or through underwriters or dealers, (ii) directly to purchasers, or (iii) through agents. A Prospectus Supplement with respect to the Offered Debt Securities will set forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Debt Securities and the proceeds to MCN Investment from such sale; any underwriting discounts and commissions and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and any securities exchange on which such Offered Debt Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement or a related pricing supplement, if applicable, will be deemed to be underwriters, dealers or agents in connection with the Debt Securities offered thereby, and if any of the firms expressly referred to below is not named in such Prospectus Supplement or a related pricing supplement, then such firm will not be a party to the underwriting or distribution agreement in respect of such Debt Securities, will not be purchasing any such Debt Securities from the Company and will have no direct or indirect participation in the underwriting or other distribution of such Debt Securities, although it may participate in the distribution of such Debt Securities under circumstances entitling it to a dealer's commission.

     If underwriters are used in the sale, the Offered Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Debt Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities if any are purchased.

     If dealers are utilized in the sale of Offered Debt Securities, MCN Investment will sell such Offered Debt Securities to the dealers as principals. The dealers may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be sold from time to time either directly by MCN Investment or through agents designated by MCN Investment. Any agent involved in the offer or sale of the Offered Debt Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by MCN Investment to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Debt Securities may be sold directly by MCN Investment to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, MCN Investment will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Debt Securities from MCN Investment at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements with MCN Investment and MCN to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for MCN Investment or MCN in the ordinary course of business.

     The Debt Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Debt Securities.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH AN OFFER MADE BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, MCN OR BY ANY OTHER INDIVIDUAL, UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR MCN SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents
  by Reference........................     2
MCN Corporation.......................     3
MCN Investment Corporation............     3
Ratio of Earnings to Fixed Charges....     3
Use of Proceeds.......................     4
Description of Debt Securities........     4
Support Agreement.....................    10
Validity of Securities................    11
Experts...............................    11
Plan of Distribution..................    11

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                           MCN INVESTMENT CORPORATION

                                DEBT SECURITIES

                            ENTITLED TO THE BENEFITS
                             OF A SUPPORT AGREEMENT
                                       BY

                                      LOGO

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

    SEC Registration Fee......................................................   $172,414
    Printing and Engraving....................................................     50,000*
    Trustee Fee...............................................................     10,000*
    Legal Fee.................................................................     30,000*
    Accounting Fee............................................................     50,000*
    Rating Agency Fees........................................................    100,000*
    Miscellaneous.............................................................      7,586*
                                                                                 --------
         Total................................................................   $420,000
                                                                                 ========

-------------------------
* Estimated, subject to future issuance of Debt Securities.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     MCN and the Company's By-Laws and the Michigan Business Corporation Act ("MBCA") permit MCN and the Company's officers and directors to be indemnified under certain circumstances for expenses and, in some instances, for judgments, fines or amounts paid in settlement of civil, criminal, administrative and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933. There is directors' and officers' liability insurance presently outstanding which insures the directors and officers of MCN and the Company against claims arising out of the performance of their duties. Any agreement relating to the issuance and sale of the Debt Securities may provide for indemnification by the underwriters, dealers or agents of the directors and officers of MCN and the Company against certain civil liabilities, including liabilities under the Securities Act of 1933.

     MCN has entered into indemnification contracts with each officer and director of MCN, and certain officers of its subsidiaries, including MCN Investment, that contain provisions similar to the provisions of the MBCA.

ITEM 16. LIST OF EXHIBITS.

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------    ------------------------------------------------------------------------------------
   1-1    Form of Distribution Agreement (to be filed under subsequent Form 8-K).
   4-1    Debt Securities Indenture between MCN Investment Corporation and NBD Bank as Trustee
          (Exhibit 4-1 to Registration No. 33-63311).
   4-2    Support Agreement with respect to Debt Securities (Exhibit 4-2 to Registration No.
          33-63311).
   5-1    Opinion of Daniel L. Schiffer, Senior Vice President, General Counsel and Secretary
          for MCN Corporation.*
  12-1    Computation of Ratio of Earnings to Fixed Charges for MCN Investment Corporation
          (Exhibit 12-2 to MCN's December 31, 1995 Form 10-K).
  12-2    Computation of Ratio of Earnings to Fixed Charges for MCN Corporation (Exhibit 12-1
          to MCN's December 31, 1995 Form 10-K).
  23-1    Independent Auditor's Consent -- DELOITTE & TOUCHE LLP.*
  23-2    Consent of Ryder Scott Company.*
  23-3    Consent of Miller and Lents, Ltd.*
  23-4    Consent of Lee Keeling & Associates, Inc.*
  23-5    Consent of S.A. Holditch & Associates, Inc.*
  23-6    Consent of Daniel L. Schiffer, Senior Vice President, General Counsel and Secretary
          for MCN Corporation (included in Exhibit 5-1).
  24-1    Powers of Attorney for MCN Corporation.*
  24-2    Powers of Attorney for MCN Investment Corporation.*
  24-3    Board Resolution authorizing issuance of the Debt Securities.*
  25-1    Statement of Eligibility and Qualification of NBD Bank (T-1 Debt Securities).*

-------------------------
* Indicates document filed herewith.

ITEM 17. UNDERTAKINGS.

     The Registrants hereby undertake:

          (a) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") that are incorporated by reference in this Registration Statement;

          (b) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (d) That, for purposes of determining any liability under the 1933 Act, each filing of MCN's annual report pursuant to Section 13(a) or
     Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions of their respective By-Laws, the Michigan Business Corporation Act or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants, in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be covered by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, MCN Investment Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on the 6th day of March, 1996.

                                          MCN INVESTMENT CORPORATION
                                          --------------------------------------
                                                   (Registrant)

                                          By:        /s/ PATRICK ZURLINDEN
                                            ------------------------------------
                                                     PATRICK ZURLINDEN
                                               Vice President, Controller and
                                                  Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with MCN Investment Corporation and on the dates indicated.

              SIGNATURE                                  TITLE                       DATE
-------------------------------------     -----------------------------------   --------------
                     *                    Chairman and Director                  March 6, 1996
-------------------------------------
        Alfred R. Glancy III

                     *                    President, Chief Executive             March 6, 1996
-------------------------------------       Officer and Director
         Rai P. K. Bhargava

                     *                    Vice Chairman, Chief Financial         March 6, 1996
-------------------------------------       Officer and Director
        William K. McCrackin

            /s/ PATRICK ZURLINDEN         Vice President, Controller and         March 6, 1996
-------------------------------------       Chief Accounting Officer
          Patrick Zurlinden

*By:      /s/ PATRICK ZURLINDEN
    ---------------------------------
            Patrick Zurlinden
            Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, MCN Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on the 6th day of March, 1996.

                                             MCN CORPORATION
                                             --------------
                                              (Registrant)

                                             By:    /s/ PATRICK ZURLINDEN
                                               ---------------------------------
                                                       PATRICK ZURLINDEN
                                                Vice President, Controller and
                                                   Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with MCN Corporation and on the dates indicated.

               SIGNATURE                                  TITLE                        DATE
----------------------------------------   -----------------------------------    --------------

                       *                   Chairman, President, Chief              March 6, 1996
----------------------------------------      Executive Officer and Director
          Alfred R. Glancy III

                       *                   Vice Chairman, Chief Financial          March 6, 1996
----------------------------------------      Officer and Director
          William K. McCrackin

     By:     /s/ PATRICK ZURLINDEN         Vice President, Controller and          March 6, 1996
----------------------------------------      Chief Accounting Officer
           Patrick Zurlinden

                       *                   Director                                March 6, 1996
----------------------------------------
            Stephen E. Ewing

                                           Director
----------------------------------------
             Roger Fridholm

                       *                   Director                                March 6, 1996
----------------------------------------
           Frank M. Hennessey

                       *                   Director                                March 6, 1996
----------------------------------------
           Thomas H. Jeffs II

                       *                   Director                                March 6, 1996
----------------------------------------
           Arthur L. Johnson

                       *                   Director                                March 6, 1996
----------------------------------------
            Dale A. Johnson

                       *                   Director                                March 6, 1996
----------------------------------------
          Helen O. Petrauskas

                       *                   Director                                March 6, 1996
----------------------------------------
             Howard F. Sims

     *By:     /s/ PATRICK ZURLINDEN
----------------------------------------
           Patrick Zurlinden
            Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                             DESCRIPTION OF DOCUMENT                               PAGES
------    -------------------------------------------------------------------------   ------------
  1-1     Form of Distribution Agreement (to be filed under subsequent Form 8-K).
  4-1     Debt Securities Indenture between MCN Investment Corporation and NBD Bank as Trustee (Exhibit 4-1 to Registration No. 33-63311).
  4-2     Support Agreement with respect to Debt Securities (Exhibit 4-2 to
          Registration No. 33-63311).
  5-1     Opinion of Daniel L. Schiffer, Senior Vice President, General Counsel and
          Secretary for MCN Corporation.*
 12-1     Computation of Ratio of Earnings to Fixed Charges for MCN Investment
          Corporation (Exhibit 12-2 to MCN's December 31, 1995 Form 10-K).
 12-2     Computation of Ratio of Earnings to Fixed Charges for MCN Corporation
          (Exhibit 12-1 to MCN's December 31, 1995 Form 10-K).
 23-1     Independent Auditor's Consent -- DELOITTE & TOUCHE LLP.*
 23-2     Consent of Ryder Scott Company.*
 23-3     Consent of Miller and Lents, Ltd.*
 23-4     Consent of Lee Keeling & Associates, Inc.*
 23-5     Consent of S.A. Holditch & Associates, Inc.*
 23-6     Consent of Daniel L. Schiffer, Senior Vice President, General Counsel and
          Secretary for MCN Corporation (included in Exhibit 5-1).
 24-1     Powers of Attorney for MCN Corporation.*
 24-2     Powers of Attorney for MCN Investment Corporation.*
 24-3     Board Resolution authorizing issuance of the Debt Securities.*
 25-1     Statement of Eligibility and Qualification of NBD Bank (T-1 Debt
          Securities).*

-------------------------
* Indicates document filed herewith.